EXHIBIT 99.1

First Cash Reports First Quarter Earnings Per Share of $0.21; Pawn & Short-Term Loan Operating Profits Increase 26%

ARLINGTON, Texas, April 22, 2008 (PRIME NEWSWIRE) -- First Cash Financial Services, Inc. (Nasdaq:FCFS) today announced revenue, net income and earnings per share for the three months ended March 31, 2008. Profits from the Company's core pawn and short-term loan stores grew by 26% while same-store revenues increased by 17%. The growth is the result of strong consumer credit demand and continued expansion and maturing of new stores in both Mexico and the U.S. The exceptional results in the core businesses were partially offset by the expected and managed contraction of sales and margins in the Company's Auto Master division. While Auto Master incurred a store-level loss of $3.4 million ($0.07 per share) for the quarter, it was less than the fourth quarter 2007 loss, and the Company believes that the appropriate strategic actions have been taken to significantly reduce Auto Master losses in the second quarter (to approximately $0.03 per share or less) and return Auto Master to profitability in the second half of 2008.

The Company has faced significant challenges in the Auto Master division over the past five months, especially in the face of current economic headwinds. Even so, the operating losses incurred by Auto Master in the two last quarters are not acceptable and management has been, and will remain, committed to addressing these challenges through aggressive actions to improve customer credit-quality, collections and bottom-line earnings. These initiatives have been implemented at Auto Master over the past five months and include significant management changes and reorganizations, centralization of collections operations, tighter underwriting and down-payment standards, improved vehicle inventory quality and operating expense reductions. These changes began to positively affect operating results over the course of the first quarter, as evidenced by fewer first-payment or early defaults, reduced write-offs and significant improvement to the customer receivable aging. Management is confident that these initiatives will provide even greater positive impact in the second half of 2008 and beyond.

The Company affirmed its 2008 guidance range of $1.17 to $1.20 in earnings per share from continuing operations.

 Earnings

 * Diluted earnings per share from continuing operations for the first quarter of 2008 were $0.21, compared to $0.28 in the first quarter of 2007. Net income from continuing operations for the first quarter of 2008 was $6.4 million, compared to $9.4 million in the prior year.
 * The net store contribution to earnings from the pawn and short-term loan segment was $22.4 million for the quarter and $78.4 million for the trailing twelve months.  This represents increases of 26%
   and 17%, respectively, over comparable prior-year periods (net store contributions are reconciled to income from continuing operations elsewhere in this release).
 * The Auto Master buy-here/pay-here segment recorded a store-level loss of $3.4 million for the quarter, but a net store contribution, or income, of $2.1 million for the trailing twelve months, a period which includes an additional $3.6 million charge to increase credit reserves recorded in the fourth quarter of 2007.

 Revenue

 * Consolidated revenue for the first quarter of 2008 totaled
   $103 million, an increase of 17% over the $88 million recorded in the prior-year quarter.
 * Same-store revenue increased 17% in the Company's pawn and short-term loan stores during the first quarter of 2008.
 * Total pawn store revenue in the first quarter increased by 13% in the U.S. and by 43% in Mexico.  Pawn service charge revenue increased by 23%, while pawn merchandise sales increased by 28%.
 * First quarter revenue increased by 16% in the 181 free-standing short-term loan stores (this calculation excludes 5 stores in
   Oregon, which were adversely affected by a change in law in July
   2007).
 * Total revenue from Auto Master increased by 3% in the first quarter over the prior-year quarter.  While finance fee income increased by
   49%, retail automobile sales were flat, reflecting continued
   consumer weakness previously noted in the fourth quarter of 2007.
   In addition, strategic initiatives were implemented by the Company in the latter part of 2007 to significantly improve credit quality and overall financial results.  These changes, which included more rigid underwriting standards and larger down payment requirements for certain customers, were in place for the full current year quarter and contributed to same-store sales decreasing by 37% for the quarter.

 New Locations

 * A total of nine new retail locations were opened during the first quarter of 2008, which included six pawn and short-term loan stores in Mexico, two short-term loan stores and one buy-here/pay-here dealership in the U.S.
 * The Company operated 480 locations as of March 31, 2008, a 13%
   increase over the prior year.  In addition, the Company operates 39 convenience store kiosks through a joint venture.

 Operating Metrics

 * Total pawn receivable balances increased by 22% compared to the prior-year quarter.  The increase was comprised of a 34% increase in the Mexico stores and a 13% increase in the fully-mature U.S.
   pawn stores.  In the Company's free-standing short-term loan stores
   (excluding Oregon), total short-term loans, including third-party credit services loans outstanding, increased by 22% compared to the prior-year quarter.
 * The gross margin on retail pawn merchandise sales was 45% for the quarter, compared to the prior-year margin of 44%, while the margin on wholesale scrap jewelry sales was 41% for the quarter, compared to the prior-year margin of 33%.  Annualized inventory turns in the pawn stores for the first quarter of 2008 were 3.5 times compared to 3.2 times in the comparable prior-year period.
 * Retail automobile gross margins declined to 50% for the quarter, compared to 58% in the prior-year quarter.  The margin adjustment was the result of a deliberate strategy to deliver higher quality vehicles to customers at similar historical price points.  The
   Company believes that selling newer, lower mileage cars will reduce future warranty expenses, improve collection results and increase customer satisfaction.
 * The Auto Master credit loss provision for the first quarter of 2008 totaled $12.1 million, compared to a $15.5 million provision for the quarter ended December 31, 2007, the most recent sequential quarter.  The customer receivable aging improved significantly during the first quarter, as the percentage of accounts over 30 days past due decreased by 29%. This improvement in portfolio aging, if maintained, should lead to a continued reduction in credit losses and significantly improved financial performance in future quarters of 2008.
 * The short-term loan credit loss provision for the first quarter in the pawn and short-term loan stores was 23% of fees, compared to
   16% in the prior-year quarter.  The Company attributes a
   significant portion of this change to an increased percentage of fees from the 83 stores opened in the last 24 months, stores that typically have greater credit loss provisions.  No ongoing adverse trend or problem is anticipated in this area based on these results.

 Financial Position & Liquidity

 * The Company repurchased 1,352,000 shares of its common stock during the quarter at an aggregate cost of $13.7 million and an average price per share of $10.10.  In addition, the Company funded
   $6.6 million in capital expenditures related primarily to new store openings.
 * Net interest-bearing debt decreased by $700,000 during the quarter.
   The total amount outstanding on the Company's $90 million credit facility was $54.9 million at March 31, 2008.  The rate on the facility is LIBOR plus 1.375%, or currently a rate of 4.1%.
 * Earnings before interest, taxes, depreciation and amortization
   (EBITDA) for the trailing twelve months ended March 31, 2008 totaled $61 million.  The EBITDA margin for the trailing twelve months ended March 31, 2008 was 15%.  A detailed reconciliation of this non-GAAP financial measure to income from continuing operations is provided elsewhere in this release.
 * The ratio of total assets to total liabilities at March 31, 2008 was 3 to 1; the current ratio was 5 to 1.

 2008 Outlook

 * The Company is maintaining its current 2008 earnings per share guidance from continuing operations at an estimated range of $1.17 to $1.20 per share, representing an increase of 17% to 20% over
   2007 earnings from continuing operations.
 * The Company is forecasting a total of approximately 80 new store openings in 2008, which will be comprised of approximately 60 pawn and short-term loan stores in Mexico and up to 20 U.S. short-term loan stores.  There are currently no plans to open additional Auto
   Master dealerships in 2008.

Commentary & Analysis

Rick Wessel, Chief Executive Officer, commented on the Company's first quarter results: "We are extremely pleased with the strong performance in the core pawn and short-term loan business segment, as store-level operating profits increased by 26% over the prior year. We also achieved record same-store revenue growth of 17%, which was driven by both our mature domestic stores and our developing stores in Mexico. Our pawn and short-term loan business segment continues to be the primary driver of revenue and profitability."

The Company continues to execute on its long-term expansion strategy through new store openings and development of new products. According to Mr. Wessel, "The opportunity for growth in Mexico, in particular, is expanding as we identify new markets with favorable demographics and attractive retail locations. We are pleased to report that new stores opened in Mexico over the past two years are ramping to profitability at a record pace. In addition, we continue to introduce new consumer loan products in many of our key markets, including Texas and Mexico, which will further broaden our customer base and enhance customer loyalty."

The operating environment for the Auto Master buy-here/pay-here segment continued to be challenging in the first quarter, although significant and sustainable progress was made in improving its operations and results. Beginning in the fourth quarter of 2007, the Company modified underwriting and down payment standards to improve Auto Master's financial results, which had the effect of significantly dampening first quarter sales. During the first quarter of 2008, Auto Master reduced its operating loss compared to the fourth quarter of 2007, improved the credit quality of its receivables and took significant steps towards restoring profitability. Substantial changes have been made within the senior Auto Master management team and within its collections organization as well. A new, centralized collections center was recently opened near the First Cash corporate headquarters in Texas, providing significantly greater visibility, control and scalability for managing the receivables portfolio. Results in the first quarter reflected marked improvement in the quality and aging of the receivables portfolio, which, if sustained as expected, should allow this business unit to return to profitability in the second half of the year.

Operating cash flows continue to fund the aggressive store expansion program and loan portfolio growth. Unlike many other consumer lenders, the Company is not dependent upon securitization programs or selling its loan portfolios to third-parties for funding of growth or operations. Including $71 million in stock repurchases over the last two years and the cash acquisition of Auto Master, the balance sheet remains under-levered with less than $55 million outstanding on the Company's $90 million bank credit facility as of March 31, 2008. The Company's strong financial position provides tremendous opportunity for additional expansion, growth and further share repurchase opportunities.

In summary, Mr. Wessel noted, "We are encouraged by our first quarter results and the outlook for the full year. Our core businesses are more profitable than ever and growing at record rates, while Auto Master is poised for a return to profitability in the second half of the year. Our growth plans for the remainder of 2008 will be focused on our core pawn and short-term loan businesses, both in the U.S. and in Mexico. In total, we are targeting to have approximately 550 store locations in operation by year end."

Forward-Looking Information

This release may contain forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. ("First Cash" or the "Company"). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "should," "plans," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company's expectations of earnings per share, earnings growth, expansion strategies, store and dealership openings, liquidity, cash flows, credit losses and related provisions, debt repayments, consumer demand for the Company's products and services, competition, and other performance results. These statements are made to provide the public with management's current assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in consumer borrowing and repayment behaviors, changes in credit markets, credit losses, changes or increases in competition, the ability to locate, open and staff new stores and dealerships, the availability or access to sources of inventory, inclement weather, the ability to successfully integrate acquisitions, the ability to retain key management personnel, the ability to operate with limited regulation as a credit services organization in Texas, new legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting short-term loan businesses, credit services organizations, pawn businesses and buy-here/pay-here automotive businesses in both the U.S. and Mexico, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, changes in energy prices, changes in used-vehicle prices, cost of funds, changes in foreign currency exchange rates, future business decisions, and other uncertainties. These and other risks and uncertainties are further and more completely described in the Company's 2007 Annual Report on Form 10-K (see "Item 1A. Risk Factors") and updated in subsequent releases on Form 10-Q.

About First Cash

First Cash Financial Services, Inc. is a leading specialty retailer and provider of consumer financial services. Its pawn stores make small loans secured by pledged personal property, retail a wide variety of jewelry, electronics, tools and other merchandise, and in many locations, provide short-term loans and credit services products. The Company's short-term loan locations provide various combinations of short-term loan products, check cashing, credit services and other financial services products. First Cash also operates automobile dealerships focused on the buy-here/pay-here segment of the used-vehicle retail market. In total, the Company owns and operates over 480 stores and buy-here/pay-here dealerships in thirteen U.S. states and twelve states in Mexico. First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 39 check cashing and financial services kiosks located inside convenience stores.

First Cash is a component company in both the Standard & Poor's SmallCap 600 Index(r) and the Russell 2000 Index(r). First Cash's common stock (ticker symbol "FCFS") is traded on the Nasdaq Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

The First Cash Financial Services, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3365

                   STORE COUNT ACTIVITY

The following table details store openings and closings for the three months ended March 31, 2008:

                                                     Mexico
                             U.S. Locations        Locations
                      ----------------------------  --------
                               Short-Term
                                 Loan/    Buy-Here/  Pawn/
                                 Check    Pay-Here Short-Term
                        Pawn    Cashing  Automotive   Loan     Total
                       Stores    Stores  Dealerships Stores  Locations
                      --------  --------  --------  --------  --------
 Three Months Ended
  March 31, 2008
 Total locations,
  beginning of period      96       157        15       207       475

 New locations opened      --         2         1         6         9

 Locations closed
  or consolidated          (1)       (1)       --        (2)       (4)
                      --------  --------  --------  --------  --------
 Total locations,
  end of period            95       158        16       211       480
                      ========  ========  ========  ========  ========

For the three months ended March 31, 2008, the Company's 50% owned joint venture, Cash & Go, Ltd., operated a total of 39 kiosks located inside convenience stores in the state of Texas, which are not included in the above table. During the three months ended March 31, 2008, the Company did not open or close any Cash & Go, Ltd. kiosks.

                FIRST CASH FINANCIAL SERVICES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
                                                     2008      2007
                                                     ----      ----
                                                       (unaudited)
                                                 (in thousands, except
                                                   per share amounts)
 Revenue:
   Merchandise sales                               $ 66,699  $ 57,234
   Finance and service charges                       34,689    29,710
   Other                                              1,353     1,177
                                                   --------- ---------
                                                    102,741    88,121
                                                   --------- ---------
 Cost of revenue:
   Cost of goods sold                                36,444    30,166
   Credit loss provision                             15,856     9,031
   Other                                                108       108
                                                   --------- ---------
                                                     52,408    39,305
                                                   --------- ---------
 Net revenue                                         50,333    48,816
                                                   --------- ---------

 Expenses and other income:
   Store operating expenses                          28,801    23,750
   Administrative expenses                            7,521     7,457
   Depreciation and amortization                      2,985     2,436
   Interest expense                                     912       342
   Interest income                                      (18)      (20)
                                                   --------- ---------
                                                     40,201    33,965
                                                   --------- ---------
 Income from continuing operations before
  income taxes                                       10,132    14,851
    Provision for income taxes                        3,735     5,445
                                                   --------- ---------
 Income from continuing operations                    6,397     9,406
    Income from discontinued
     operations, net of tax                             298       873
                                                   --------- ---------
 Net income                                        $  6,695  $ 10,279
                                                   ========= =========
 Basic income per share:
   Income from continuing operations               $   0.21  $   0.30
   Income from discontinued operations                 0.01      0.02
                                                   --------- ---------
   Net income per basic share                      $   0.22  $   0.32
                                                   ========= =========

 Diluted income per share:
   Income from continuing operations               $   0.21  $   0.28
   Income from discontinued operations                 0.01      0.03
                                                   --------- ---------
   Net income per diluted share                    $   0.22  $   0.31
                                                   ========= =========
 Weighted average shares outstanding:
   Basic                                             30,588    31,721
   Diluted                                           31,117    33,179

                FIRST CASH FINANCIAL SERVICES, INC.
              CONDENSED CONSOLIDATED BALANCE SHEETS

                                                        March 31,
                                                   -------------------
                                                     2008      2007
                                                     ----      ----
                                                        (unaudited)
                                                      (in thousands)
                ASSETS
 Cash and cash equivalents                         $ 13,689  $ 12,178
 Finance and service charges receivable               7,082     5,103
 Customer receivables, net of allowances             74,462    59,278
 Inventories                                         35,346    30,048
 Prepaid expenses and other current assets            6,095     6,374
 Discontinued operations                                320     2,293
                                                   --------- ---------
   Total current assets                             136,994   115,274

 Customer receivables with long-term maturities,
  net of allowance                                   30,918    20,709
 Property and equipment, net                         47,418    32,821
 Goodwill, net                                       66,874    66,874
 Intangible assets, net                               5,407     5,644
 Other                                                1,421     1,229
                                                   --------- ---------
   Total assets                                    $289,032  $242,551
                                                   ========= =========

     LIABILITIES AND STOCKHOLDERS' EQUITY
 Current portion of notes payable                  $  2,250  $  2,250
 Accounts payable                                     6,357     2,037
 Accrued liabilities                                 16,918    18,554
 Discontinued operations                                 91        --
                                                   --------- ---------
   Total current liabilities                         25,616    22,841

 Revolving credit facility                           54,900     4,900
 Notes payable, net of current portion                3,375     6,625
 Deferred income taxes payable                       10,053     8,218
                                                   --------- ---------
   Total liabilities                                 93,944    42,584

 Stockholders' equity                               195,088   199,967
                                                   --------- ---------
   Total liabilities and stockholders' equity      $289,032  $242,551
                                                   ========= =========

                FIRST CASH FINANCIAL SERVICES, INC.
                  OPERATING SEGMENT INFORMATION

The following tables detail results of continuing operations by segment for the three months ended March 31, 2008 and March 31, 2007 (unaudited, in thousands):

                                        Pawn and    Buy-Here/
                                        Short-Term  Pay-Here  Consol-
                                           Loan    Automotive  idated
                                         --------- --------- ---------
 Three Months Ended March 31, 2008
 ---------------------------------
 Revenues:
  Retail merchandise sales               $ 28,814  $ 22,280  $ 51,094
  Wholesale merchandise sales              15,189       416    15,605
  Pawn service charges                     16,453        --    16,453
  Short-term loan and credit
   services fees                           16,185        --    16,185
  Buy-here/pay-here finance charges            --     2,051     2,051
  Other                                     1,200       153     1,353
                                         --------- --------- ---------
                                           77,841    24,900   102,741
                                         --------- --------- ---------
 Cost of revenues:
  Cost of goods sold - retail              15,802    11,180    26,982
  Cost of goods sold - wholesale            8,942       520     9,462
  Credit loss provision                     3,725    12,131    15,856
  Other                                       108        --       108
                                         --------- --------- ---------
                                           28,577    23,831    52,408
                                         --------- --------- ---------
  Net revenues                             49,264     1,069    50,333
                                         --------- --------- ---------
 Expenses and other income:
  Store operating expenses                 24,417     4,384    28,801
  Store depreciation and amortization       2,456       110     2,566
                                         --------- --------- ---------
                                           26,873     4,494    31,367
                                         --------- --------- ---------
 Net store contribution (loss)           $ 22,391  $ (3,425) $ 18,966
                                         ========= ========= =========

 Three Months Ended March 31, 2007
 ---------------------------------
 Revenues:
  Retail merchandise sales               $ 26,194  $ 22,372  $ 48,566
  Wholesale merchandise sales               8,251       417     8,668
  Pawn service charges                     13,386        --    13,386
  Short-term loan and credit
   services fees                           14,950        --    14,950
  Buy-here/pay-here finance charges            --     1,374     1,374
  Other                                     1,132        45     1,177
                                         --------- --------- ---------
                                           63,913    24,208    88,121
                                         --------- --------- ---------
 Cost of revenues:
  Cost of goods sold - retail              14,668     9,388    24,056
  Cost of goods sold - wholesale            5,490       620     6,110
  Credit loss provision                     2,332     6,699     9,031
  Other                                       108        --       108
                                          --------  --------  --------
                                           22,598    16,707    39,305
                                          --------  --------  --------
  Net revenues                             41,315     7,501    48,816
                                         --------- --------- ---------
 Expenses and other income:
  Store operating expenses                 21,357     2,393    23,750
  Store depreciation and amortization       2,157        14     2,171
                                         --------- --------- ---------
                                           23,514     2,407    25,921
                                         --------- --------- ---------
 Net store contribution                  $ 17,801  $  5,094  $ 22,895
                                         ========= ========= =========

                FIRST CASH FINANCIAL SERVICES, INC.
              OPERATING SEGMENT INFORMATION (CONTINUED)

The following tables detail results of continuing operations by segment for the trailing twelve months ended March 31, 2008 and March 31, 2007 (unaudited, in thousands):

                                         Pawn and   Buy-Here/
                                        Short-Term  Pay-Here  Consol-
                                           Loan    Automotive  idated
                                         --------- --------- ---------
 Trailing Twelve Months Ended
  March 31, 2008
 ----------------------------
 Revenues:

   Retail merchandise sales              $114,936  $ 98,266  $213,202
   Wholesale merchandise sales             46,248     2,364    48,612
   Pawn service charges                    62,301        --    62,301
   Short-term loan and credit
    services fees                          66,639        --    66,639
   Buy-here/pay-here finance charges           --     7,972     7,972
   Other                                    4,066       278     4,344
                                         --------- --------- ---------
                                          294,190   108,880   403,070
                                         --------- --------- ---------
 Cost of revenues:
   Cost of goods sold - retail             64,363    43,761   108,124
   Cost of goods sold - wholesale          28,976     3,793    32,769
   Credit loss provision                   20,051    44,914    64,965
   Other                                      358        --       358
                                         --------- --------- ---------
                                          113,748    92,468   206,216
                                         --------- --------- ---------
   Net revenues                           180,442    16,412   196,854
                                         --------- --------- ---------
 Expenses and other income:
   Store operating expenses                92,478    14,027   106,505
   Store depreciation and amortization      9,543       243     9,786
                                         --------- --------- ---------
                                          102,021    14,270   116,291
                                         --------- --------- ---------
 Net store contribution                  $ 78,421  $  2,142  $ 80,563
                                         ========= ========= =========

 Trailing Twelve Months Ended
  March 31, 2007
 ----------------------------
 Revenues:
   Retail merchandise sales              $ 98,356  $ 44,879  $143,235
   Wholesale merchandise sales             33,016       947    33,963
   Pawn service charges                    50,992        --    50,992
   Short-term loan and credit
    services fees                          61,256        --    61,256
   Buy-here/pay-here finance charges           --     2,722     2,722
   Other                                    3,966       126     4,092
                                         --------- --------- ---------
                                          247,586    48,674   296,260
                                         --------- --------- ---------
 Cost of revenues:
   Cost of goods sold - retail             54,577    19,042    73,619
   Cost of goods sold - wholesale          21,796     1,464    23,260
   Credit loss provision                   16,019    12,836    28,855
   Other                                      454        --       454
                                         --------- --------- ---------
                                           92,846    33,342   126,188
                                         --------- --------- ---------
   Net revenues                           154,740    15,332   170,072
                                         --------- --------- ---------
 Expenses and other income:
   Store operating expenses                80,065     5,254    85,319
   Store depreciation and amortization      7,731        31     7,762
                                         --------- --------- ---------
                                           87,796     5,285    93,081
                                         --------- --------- ---------
 Net store contribution                  $ 66,944  $ 10,047  $ 76,991
                                         ========= ========= =========

               FIRST CASH FINANCIAL SERVICES, INC.
             OPERATING SEGMENT INFORMATION (CONTINUED)

The following table reconciles net store contribution, as presented above, to income from continuing operations before income taxes for each period presented (unaudited, in thousands):

                                                       Trailing
                               Three Months Ended  Twelve Months Ended
                                    March 31,           March 31,
                               -----------------   ------------------
                                 2008      2007      2008      2007
                               -------   -------   -------   --------
 Total net store contribution
  for reportable segments      $18,966   $22,895   $80,563   $ 76,991
 Administrative depreciation
  and  amortization               (419)     (265)   (1,566)      (962)
 Administrative expenses (1)    (7,521)   (7,457)  (29,354)   (26,422)
 Interest expense                 (912)     (342)   (3,008)    (1,258)
 Interest income                    18        20        76        526
                               -------   -------   -------   --------
 Income from continuing
  operations before income
  taxes                        $10,132   $14,851   $46,711   $ 48,875
                               =======   =======   =======   ========

 (1) Administrative expenses are comprised of all operating expenses, except for interest, depreciation and amortization, incurred by the Company that are not allocable to specific stores.  It is the
     Company's policy not to allocate such administrative expenses to specific stores or operating segments.

The following tables detail selected assets by operating segment as of March 31, 2008 and March 31, 2007 (unaudited, in thousands):

                                         Pawn and  Buy-Here/
                                        Short-Term Pay-Here   Consol-
                                          Loan    Automotive  idated
                                         --------- --------- ---------
 March 31, 2008
 --------------
 Customer receivables, with short- and
  long-term maturities                   $ 46,942  $ 76,045  $122,987
 CSO loans held by independent
  third-party (1)                          10,906        --    10,906
 Allowances for doubtful accounts            (758)  (17,436)  (18,194)
                                         --------- --------- ---------
                                         $ 57,090  $ 58,609  $115,699
                                         ========= ========= =========

 Service fees receivable                 $  6,796  $    286  $  7,082
 Inventories                               26,797     8,549    35,346
 Total assets                             209,439    79,593   289,032

 March 31, 2007
 --------------
 Customer receivables, with short- and
  long-term maturities                   $ 38,245  $ 53,776  $ 92,021
 CSO loans held by independent
  third-party (1)                           9,532        --     9,532
 Allowances for doubtful accounts            (555)  (11,906)  (12,461)
                                         --------- --------- ---------
                                         $ 47,222  $ 41,870  $ 89,092
                                         ========= ========= =========

 Service fees receivable                 $  4,946  $    157  $  5,103
 Inventories                               23,675     6,373    30,048
 Total assets                             193,268    49,283   242,551

 (1) CSO loans outstanding are from an independent third-party lender and are not included on the Company's balance sheet.

               FIRST CASH FINANCIAL SERVICES, INC.
         UNAUDITED NON-GAAP FINANCIAL INFORMATION - EBITDA

EBITDA is commonly used by investors to assess a company's leverage capacity, liquidity and financial performance. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles ("GAAP"), and the items excluded from EBITDA are significant components in understanding and assessing the Company's financial performance. Since EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. EBITDA should not be considered as an alternative to net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as an indicator of financial performance or liquidity. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of income from continuing operations to EBITDA (unaudited, in thousands):

                                          Trailing Twelve Months Ended
                                                    March 31,
                                            -----------------------
                                               2008          2007
                                            ---------     ---------
 Income from continuing operations          $  29,701     $  31,238
 Adjustments:
   Income taxes                                17,010        17,637
   Depreciation and amortization               11,352         8,724
   Interest expense                             3,008         1,258
   Interest income                                (76)         (526)
                                            ---------     ---------
 Earnings from continuing operations
  before interest, income taxes,
  depreciation and amortization             $  60,995     $  58,331
                                            =========     =========

 EBITDA margin calculated as follows:
   Total revenue                            $ 403,070     $ 296,260
   Earnings from continuing operations
    before interest, income taxes,
    depreciation and amortization              60,995        58,331
                                            ---------     ---------
   EBITDA as a percent of revenue                  15%           20%
                                            =========     =========

CONTACT:  First Cash Financial Services, Inc.
          Rick Wessel, Vice Chairman
           & Chief Executive Officer
          Doug Orr, Executive Vice President
           & Chief Financial Officer
          (817) 505-3199
          investorrelations@firstcash.com
          www.firstcash.com